[National City Logo]
National City Mortgage Co.
A Subsidiary of National City Bank of Indiana
3232 Newmark Drive Miamisburg, Ohio 45342
Telephone: (937) 910-1200
Mailing Address:
P.O. Box 1820
Dayton, Ohio 45401-1820
SERVICER COMPLIANCE STATE I NT
RE: See attached for series (Exhibit A)
I, Philip D. Cunningham III, hereby certify to Lehman Brothers Bank, FSB and Lehman Brothers Holdings Inc., that I am a duly elected Executive Vice
President of National City Mortgage Company (the "Company"), a company organized under the laws of the State of Ohio and further as follows:
(i)
A review of the activities of the Company during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Agreement and any applicable Reconstitution
Agreement during such period has been made under such officer's supervision, and
(ii)
to the best of such officer's knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement and any applicable
Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof).

National City Mortgage Co.
Certified by: /s/ Philip D. Cunningham III Date: February 29, 2008
Name:
Philip D. Cunningham III
Title: Executive Vice President
Exhibit A
LEHMAN BROTHERS BANK SASCO 2003-1
LMT 2005-2 SASCO 2003-12XS
LMT 2005-3 SASCO 2003-17A
LMT 2006-6 SASCO 2003-22A
LMT 2007-10 SASCO 2003-35
LMT 2007-5 SASCO 2003-38
LMT 2007-6 SASCO 2003-3XS
LMT 2007-7 SASCO 2003-4
LXS 2005-2 SASCO 2003-8
LXS 2005-3 SASCO 2004-3
LXS 2006-20 SASCO 2004-4XS
LXS 2007-11 SASCO 2004-6XS
SARM 2004-12 SASCO 2004-9XS
SARM 2004-13 SASCO 2005-10
SARM 2005-15 SASCO 2005-14
SARM 2005-22 SASCO 2005-15
SARM 2005-5XS SASCO 2005-16
SASCO 2002-11A SASCO 2005-2XS
SASCO 2002-13 SASCO 2005-3
SASCO 2002-15 SASCO 2005-4XS
SASCO 2002-17 SASCO 2005-9XS
SASCO 2002-1A TRUST FD WEBSTER 2002-3
SASCO 2002-23XS WEBSTER 2002-5
SASCO 2002-3 TRUST FUND WEBSTER 2002-WI-2
SASCO 2002-5A BANK OF AMERICA 2002-3
SASCO 2002-6 GREENPOINT 2003-WL2